Maine & Maritimes Corporation Declares Quarterly Dividend

PRESQUE ISLE, ME -- 09/06/2005 -- Maine & Maritimes Corporation (AMEX: MAM) today announced that its Board of Directors on September 2, 2005, declared a quarterly dividend of $0.25 per share on its common stock. This action is in line with Maine & Maritimes Corporation's indicated annual dividend level of $1.00 per share for 2005. The common dividend is payable October 1, 2005, to shareholders of record as of September 16, 2005.

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of The Maricor Group and its subsidiaries, The Maricor Group New England, Inc. and The Maricor Group, Canada Ltd, all engineering, energy asset development and lifecycle asset management consulting services companies with an emphasis on Leadership in Energy and Environmental Design (LEED®). Maine & Maritimes Corporation is also the parent company of Maricor Technologies, Inc., an information technology development subsidiary providing asset lifecycle management and capital planning software tools; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd, which are focused on sustainable urban redevelopment and investments; and Maine Public Service Company, a regulated electric transmission and distribution utility serving portions of Northern Maine. Maine & Maritimes Corporation is headquartered in Presque Isle, Maine, with subsidiary offices in Boston, Massachusetts, Portland, Maine, Moncton and Saint John, New Brunswick, Canada; and Halifax, Nova Scotia, Canada. Maine & Maritimes Corporation's corporate website can be found at www.maineandmaritimes.com and The Maricor Group's website can be found at www.maricorgroup.com.

Cautionary Statement Regarding Forward Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in Maine & Maritimes Corporation's public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

Contact:
Annette N. Arribas
Vice President, Investor Relations and Treasurer
Maine & Maritimes Corporation
Phone: 207.760.2402
Fax:  207.760.2403
aarribas@maineandmaritimes.com